Exhibit 99

                             FONAR CORPORATION

     FonarMRInews                                            The  MRI Specialist
For    Immediate   Release                                   An ISO 9001 Company

Contact:    Daniel Culver,                                   110  Marcus   Drive
Director of Communications                                   Melville, NY  11742
David Terry, VP, Secretary                                   Tel:   631/694-2929
Email: invest @ fonar. com                                   Fax:   631/390-9540
================================================================================

           FONAR ANNOUNCES SECOND CONSECUTIVE QUARTER OF PROFITABILITY

           - Revenues Increase 65% to $29.5 Million; EPS is $0.01 -

            -First Half of FY 2005 Revenues Rise 75% to $54.6 Mil.-

MELVILLE, NEW YORK, February 9, 2005 - FONAR Corporation (NASDAQ-FONR), The MRI Specialist(TM), today announced financial results for the second quarter and first half of fiscal 2005, which ended on December 31, 2004.

      Q2 Fiscal 2005 Financial Highlights
      -----------------------------------

-    Total Revenues rose 65% to $29.5 million

-    Service and repair revenues rose 87% to $1.4 million

-    HMCA revenues rose slightly to $5.96 million

- Net income was $1.1 million compared to a net loss of $2.6 million in Q2 Fiscal 2004

- Basic and diluted EPS was $0.01 for Q2 Fiscal 2005 vs. a loss of $0.03 for Q2 Fiscal 2004

      Six Months Fiscal 2005 Financial Highlights
      -------------------------------------------

-    Total Revenues increased 75% to $54.6 million

-    Service and repair revenues rose 71% to $2.5 million

-    HMCA revenues were $11.8 million

- Net income was $1.9 million compared to a net loss of $6.5 million for the first six months of fiscal 2004

- Basic and diluted EPS was $0.02 for Six Months Fiscal 2005 vs. a loss of $0.07 for six months Fiscal 2004

Management Commentary

"We are proud to continue our trend of profitability," said Raymond V. Damadian, president and founder of FONAR. "Our strong second quarter performance is the result of increased demand for the FONAR Upright(TM) MRI, as well as increased service and repair fees. Moreover, our cost control measures continue to yield positive returns."

Dr. Damadian concluded, "We believe that our sales and marketing initiatives combined with continuing cost controls and new business opportunities provide the Company with a solid foundation for sustained profitability for the remainder of this fiscal year. We are pleased with the milestones FONAR has attained in the first half of fiscal 2005 and plan to continue capitalizing on our opportunities, building a strong business and increasing shareholder value."

As of December 31, 2004, FONAR had $20.2 million in cash and cash equivalents, and marketable securities, as compared to $20.6 million as of June 30, 2004.

To see a chart illustrating FONAR revenue and net income/(loss) trends for the last six quarters, please visit: http://www.fonar.com/news/020905.htm

Conference Call

FONAR will host a conference call with investors and analysts at 11:00 a.m. ET to discuss second quarter of fiscal 2005 results and the Company's outlook. To access the live conference call, please dial +1-877-270-4109 at least 10 minutes prior to the call. A replay of the call will be available through February 16. To access the replay, please dial +1-800-642-1687 and enter access code 3881813. For the most current information regarding the conference call, please visit the FONAR web site at http://www.fonar.com/conference_calls.htm.

About FONAR

FONAR was incorporated in 1978, making it the first, oldest and most experienced MRI manufacturer in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, we have installed nearly 300 MRI scanners worldwide. FONAR's stellar product line includes the Upright(TM) MRI (also known as the Stand-Up(TM) MRI), the only whole-body MRI that performs Position(TM) imaging (pMRI(TM)) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. With over 100,000 patients scanned, the patient-friendly Upright(TM) MRI has a near zero claustrophobic rejection rate by patients. As a FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. Our latest MRI scanner is the FONAR 360(TM), a room-size recumbent scanner that optimizes openness while facilitating physician access to the patient. FONAR is headquartered on Long Island, New York, and has approximately 500 employees.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the Three Months Ended    For the Six Months Ended
                            December 31,                  December 31,
                         2004          2003            2004          2003
                     -----------   -----------     -----------   -----------
Revenues             $29,499,000   $17,889,000     $54,567,000   $31,191,000
Net Income (Loss)    $ 1,141,000   $(2,630,000)    $ 1,927,000   $(6,472,000)
Basic & Diluted
Earnings (Loss)
Per Common Share        $0.01         $(0.03)         $0.02         $(0.07)


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MRI  Specialist,  Stand-Up,  Upright,  Position,  PMRI  and The  Proof is in the
Picture are trademarks of FONAR.

 Be sure to visit FONAR's Web site for Company product and investor information:
                                  www.fonar.com

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